[CALYPTE LOGO]                                  NEWS RELEASE

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5000 Hopyard Rd., Suite 480, Pleasanton, CA 94588
www.calypte.com

Company Contact:                             Investor Relations Contact:

Richard Brounstein, EVP and CFO              Tim Clemensen,
Phone: (925) 730-7200                        Rubenstein Investor Relations
email: rbrounstein@calypte.com               Phone: (212) 843-9337
                                             email: tclemensen@rubensteinir.com


           Calypte Biomedical Notified by the American Stock Exchange


Pleasanton, CA - June 24, 2005 - Calypte Biomedical Corporation (AMEX:HIV) announced today that on June 22, 2005, it received a letter from the American Stock Exchange (the "Amex") notifying the Company that it is not in compliance with certain of the Amex's continued listing standards set forth in the Amex's Company Guide. Specifically, the AMEX noted that the Company is not in compliance with Section 1003(a)(i) with shareholders' equity of less than $2,000,000 and losses from continuing operations and/or net losses in two out of its three most recent fiscal years; Section 1003(a)(ii) with shareholders' equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years; and Section 1003(a)(iii) with shareholders' equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years.

In order to maintain listing of its common stock on the Amex, the Company must submit a plan by July 22, 2005, advising the Amex of the action it has taken, or will take, to bring it into compliance with the continued listing standards of
Section 1003(a)(i-iii) of the Amex Company Guide within a maximum of 18 months of receipt of the notification letter. If the Amex accepts the plan, the Company may be able to continue its listing during the plan period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan. If the Company is not in compliance with the continued listing standards at the conclusion of the plan period, or does not make progress consistent with the plan during the plan period, the Amex may initiate delisting proceedings as appropriate. If the Company submits a plan that is not accepted by the Amex, the Company may be subject to delisting proceedings.

The Company is currently analyzing specific actions which it may take in response to the Amex's notification letter and intends to submit a plan to the Amex.

About Calypte Biomedical:

Calypte Biomedical Corporation is a US-based healthcare company focused on the development and commercialization of diagnostic testing products for the detection of sexually transmitted diseases. Calypte specializes in novel tests such as the HIV-1 BED Incidence EIA and is engaged in developing and commercializing new diagnostic test products for the rapid detection of HIV and other sexually transmitted diseases, several of which do not require blood samples. Calypte believes that there is a significant need for rapid detection of such diseases globally to control their proliferation, particularly in lesser-developed countries, which lack the medical infrastructure to support laboratory-based testing. Calypte believes that testing for HIV and other sexually transmitted infectious diseases may make important contributions to public health, and could increase the likelihood of treating those with undetected HIV and other sexually transmitted diseases.
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Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing, if and as needed, and access funds from its existing financing arrangements that will allow it to continue its current and future operations and whether demand for its test products in domestic and international markets will generate sufficient revenues to achieve positive cash flow and profitability. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-KSB/A (No. 1) for the year ended December 31, 2004 and its subsequent filings with the SEC.